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                                                                     Exhibit 8.1


                                   Brown & Wood LLP
                                One World Trade Center
                               New York, New York 10048



                                                  December 7, 1998


SL Green Realty Corp.
70 West 36th Street
New York, New York 10018-8007

Ladies and Gentlemen:

     You have requested our opinion concerning certain of the federal income tax matters with respect to SL Green Realty Corp. (the "Company") in connection with the Form S-3 Registration Statement of the Company to be filed by the Company with the Securities and Exchange Commission (the "SEC") on December 7, 1998 (the "Registration Statement").

     This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement, in registration statements on Form S-11 previously filed by the Company with the SEC and in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statues, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

     Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1997, the Company was organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

     We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company's making a timely election for REIT status and meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these


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operations and no assurance can be given that the actual operations of the
Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Consequences."

                                                  Very truly yours,



                                                  /s/ Brown & Wood LLP


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